                                                                                                                        EXHIBIT 12.1

                                                    NIELSEN MEDIA RESEARCH. INC.

                                         COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                                    (DOLLAR AMOUNTS IN MILLIONS)
                                                                                       THREE MONTHS ENDED MARCH 31,
                                                                       ----------------------------------------------------------
                                                                         1999(A)                   1999                    1998
                                                                       ----------                 -------                 -------
                                                                       (PRO FORMA)

Pre-tax income from continuing operations ..........................      $21.569                 $22.169                 $24.502
Fixed charges: Interest expense and amortization of debt
 discount and premium on all indebtedness ..........................        3.896                   3.296                   0.000
Rentals:
 Buildings .........................................................        0.886                   0.886                   0.791
 Autos .............................................................        0.242                   0.242                   0.187
 Office and other equipment ........................................        0.367                   0.367                   0.167
                                                                          -------                 -------                 -------
Total fixed charges ................................................        5.391                   4.791                   1.145
                                                                          =======                 =======                 =======
Earnings before income taxes and fixed charges .....................       26.960                 $26.960                 $25.647
                                                                          -------                 -------                 -------
Ratio of earnings to fixed charges (B) .............................        5.001                   5.627                  22.399

                                                                                YEAR ENDED DECEMBER 31,
                                                    ------------------------------------------------------------------------------
                                                      1998(A)        1998          1997          1996         1995          1994
                                                    ----------      -------       -------       -------      -------       -------
                                                    (PRO FORMA)
Pre-tax income from continuing
 operations .......................................    $84.031      $94.231       $90.261       $81.961      $69.568       $51.923
Fixed charges: Interest expense and
 amortization of debt discount
 and premium on all indebtedness ..................     18.356        8.156         0.000         0.000        0.000         0.000
Rentals:
 Buildings ........................................      3.272        3.272         2.952         2.944        2.976         2.930
 Autos ............................................      0.907        0.907         0.826         0.596        0.527         0.477
 Office and other equipment .......................      0.497        0.497         0.681         0.643        0.865         0.899
                                                       -------      -------       -------       -------      -------       -------
Total fixed charges ...............................     23.032       12.832         4.459         4.183        4.368         4.306
                                                       -------      -------       -------       -------      -------       -------
Earnings before income taxes
 and fixed charges ................................    107.063      107.063       $94.720       $86.144      $73.936       $56.229
                                                       =======      =======       =======       =======      =======       =======
Ratio of earnings to fixed charges (B) ............      4.648        8.343        21.242        20.594       16.927        13.058
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(A)  Pro forma interest expense reflects (i) the impact of interest expense for the six months ended June 30, related to $300 million of debt at an assumed weighted average annual interest rate of 6.8% as if such borrowing was made on the first day of such period, and (ii) actual interest expense incurred for the six months ended December 31, 1998 on a weighted average balance of
     $275 million and actual interest expense for the three months ended March
     31, 1999 on a weighted average balance of $237.5 million, in each case of clause (ii), as adjusted for the pro forma effect of the increase in interest relating to the issuance of the Notes and the borrowings under the
     Three-Year tranche of the Revolving Credit Facility as if such issuance and borrowings had occurred on the first day of each such period.

(B) For the purpose of determining the ratio of earnings to fixed charges, earnings include pre-tax income plus fixed charges. Fixed charges consist of interest on all indebtedness plus that portion of operating lease rentals representative of the interest factor (deemed to be one-third of operating lease rentals). The Company's historical statements do not reflect the $300 million of indebtedness incurred in connection with the Distribution and, accordingly, the historical ratios of earnings to fixed charges do not reflect any interest for this indebtedness. Actual interest expense incurred (other than in the pro forma column) is reflected for the six months ended December 31, 1998 and the three months ended March 31, 1999.